WILLSCOT CORPORATION ANNOUNCES THIRD QUARTER 2018 RESULTS

BALTIMORE (November 8, 2018) - WillScot Corporation (“WillScot” or the "Company") (Nasdaq: WSC) today announced its third quarter 2018 financial results.

Third Quarter 2018 Financial Highlights1,2
• Revenues of $218.9 million, representing a 88.4% (or $102.7 million) year over year increase, driven by growth in core leasing and services revenues of $88.4 million, or 88.4% as a result of organic growth and due to the impact of the Acton, Tyson, and ModSpace acquisitions3.
• Consolidated modular space average monthly rental rate increased to $561 representing a 3.7% increase year over year. Pro-forma, including results of WillScot, Acton, Tyson, and ModSpace for all periods presented, monthly rental rates increased 12.0% year over year, driven primarily by a 13.4% year-over-year increase in our core Modular - US Segment
• Consolidated modular space units on rent increased 33,949 or a 81.9% year over year increase, including both organic growth and growth from recent acquisitions, and average modular space utilization increased 50 basis points (“bps”) year over year to 71.8%. Pro-forma, including results of WillScot, Acton, Tyson, and ModSpace for all periods presented, average modular space units on rent increased 0.1% year over year in the Modular - US segment, and declined 3.6% in the Modular - Other North America Segment as a result of a scheduled oil and gas sector project completion in ModSpace's Western Canada operations. Consolidated utilization increased 260 bps year over year.
• New and rental unit sales increased 117.7% and 45.5%, respectively, also driven by acquisitions.
• Consolidated net loss of $36.7 million, included $44.8 million of discrete costs expensed in the period related to the ModSpace acquisition that closed on August 15, 2018 and integration activities associated with the Acton and ModSpace acquisitions. The $44.8 million of discrete costs included $7.5 million and $6.1 million of Acton and ModSpace integration and restructuring costs, respectively, and $10.7 million and $20.5 million of transaction and financing costs, respectively, associated with the ModSpace acquisition.
• Adjusted EBITDA of $64.6 million from our Modular - US and Modular - Other North America segments (the “Modular Segments”), representing a 100.6% (or $32.4 million) year over year increase as compared to the same period in 2017 and an 54.2% increase from the second quarter of 2018.

	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted EBITDA by Segment (in thousands)	2018	2017	2018	2017
Modular - US	$58,454	$29,177	$129,170	$79,189
Modular - Other North America	6,164	2,961	12,856	8,586
Modular Segments Adjusted EBITDA	64,618	32,138	142,026	87,775
Corporate and Other	—	(2,753)	—	(10,197)
Consolidated Adjusted EBITDA	$64,618	$29,385	$142,026	$77,578

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Consolidated net loss	$(36,729)	$(8,357)	$(43,185)	$(24,432)

1 - WillScot (formerly known as Double Eagle Acquisition Corp.) acquired Williams Scotsman International, Inc. (“WSII”) on November 29, 2017 (the "Business Combination"). The Business Combination was accounted for as a reverse acquisition of Double Eagle Acquisition Corp. by WSII. Prior to completing the Business Combination, WSII’s parent company undertook an internal restructuring in which WSII’s remote accommodations business was removed from WSII. Financial results from WSII’s former remote accommodations business are presented as discontinued operations in the financial statements. As a result of the Business Combination, (i) Williams Scotsman’s consolidated financial results for periods prior to November 29, 2017, reflect the financial results of WSII and its consolidated subsidiaries, as the accounting predecessor to Williams Scotsman, and (ii) for periods from and after this date, Williams Scotsman’s financial results reflect those of Williams Scotsman and its consolidated subsidiaries (including WSII and its subsidiaries) as the successor following the Business Combination.
2 - Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of Adjusted EBITDA, as well as segment-level results to net loss, have been provided in the financial statement tables included in this press release. An explanation of these non-GAAP financial measures is included below under the heading “Non-GAAP Financial Measures.” Please see the non-GAAP reconciliation tables included at the end of this press release.
3 - Acton, Tyson, and ModSpace acquisitions closed December 20, 2017, January 3, 2018, and August 15, 2018, respectively.

Acquisition Updates
In the third quarter, we closed our previously announced acquisition of ModSpace, the largest privately held provider of office trailers, portable storage units and modular buildings in the US and Canada, with over 80 operating locations for a total purchase price of $1.2 billion.
We subsequently initiated our plan to integrate ModSpace's operations into the WillScot organizational structure, branch footprint, shared services, and information technology platform in line with management’s expectations. In particular,
• effective November 1, 2018, our combined sales organization began to write new contracts using WillScot's operating and information technology platform;
• we consolidated US and Canada production (preparation, delivery and return of units) into approximately 120 locations. As of November 5, 2018, more than 200 locations historically serving WillScot, Tyson, Acton and ModSpace have been consolidated into approximately 120 locations. We will continue to further consolidate and liquidate real estate positions and relocate fleet acquired in the Acton and ModSpace acquisitions consistent with our integration plan;
• our Sales & Field Operations roles were filled with top talent available to ensure coordination and alignment of critical customer-facing and operational roles; and
• we implemented our plan to migrate all remaining back-office activities (such as billing, accounts receivable, and accounts payable) to WillScot’s information technology platform, which we expect to complete in the first quarter of 2019.
Management Commentary
Brad Soultz, President and Chief Executive Officer of WillScot commented, “I am extremely happy with our third quarter Adjusted EBITDA results of $64.6 million, which is up 100.6% year over year for our Modular Segments and up 54.2% sequentially over the second quarter of 2018.
Over the past year, we have doubled the size of the company and as part of that journey have combined forces with some outstanding peer companies and hundreds of talented people that are committed to bringing our customers an expanded fleet of Ready to Work solutions. Tremendous effort has gone into safely and efficiently integrating these companies and, although we still have work to do, we have made significant progress having integrated the field sales and operations teams as of November 1st.  This  milestone was critical to begin to unlock the significant earnings growth embedded in the portfolio through the realization of cost synergies, further penetration of value added products and services (“VAPS”), and price optimization."
Tim Boswell, Chief Financial Officer commented, "In addition to the outstanding financial results and progress with our integration activities, our core commercial drivers remain strong with pro-forma modular space average rental rates in our Modular - US Segment up 13.4% year over year, which is now the fourth quarter in a row with growth exceeding 10% driven by both continued improvement in base rental rates and expansion of our Ready to Work value proposition. These core fundamentals will drive our growth as we head into 2019 and beyond."

Third Quarter 2018 Results
Total consolidated revenues increased 88.4% to $218.9 million, as compared to $116.2 million in the prior year quarter.
• Modular - US segment revenue increased 90.5% to $197.6 million, as compared to $103.7 million in the prior year quarter with core leasing and services revenues up $81.1 million, or 91.4% year over year.
• Modular space average monthly rental rate of $559, representing a 3.1% year over year increase. Organic increases on unit pricing and VAPS pricing and penetration on the WillScot legacy fleet were partially offset by lower rates on units acquired from Acton and Tyson and to a lesser extent, ModSpace, and by lower VAPS pricing and penetration on all acquired fleet. Pro-forma, including results of WillScot, Acton, Tyson, and ModSpace for all periods presented, monthly rental rates increased 13.4% year over year.
• Average modular space units on rent increased 31,795, or an 87.9% year over year increase, primarily resulting from our acquisitions. Pro-forma, including results of WillScot, Acton, Tyson, and ModSpace for all periods presented, units on rent increased 0.1% year over year.
• Average modular space monthly utilization increased 160 bps to 73.8% for the three months ended September 30, 2018 as compared to the three months ended June 30, 2018. This increase was driven by higher utilization on the acquired ModSpace fleet as compared to the overall average including fleet acquired from Acton and Tyson. However, modular space utilization decreased 90 bps year over year to 73.8% as a result of businesses acquired at lower utilization rates. Pro-forma, including results of WillScot, Acton, Tyson, and ModSpace for all periods presented, utilization increased 310 bps year over year.

• Modular - Other North America segment revenue increased 67.7% to $21.3 million, compared to $12.7 million in the prior year quarter, with modular space average units on rent up 40.8% and average monthly rental rate up 9.5% compared to the prior year quarter.
• On a pro-forma basis, including results of WillScot and ModSpace for all periods presented, Modular - Other North America segment modular space units on rent decreased 3.6% as a result of a scheduled oil & gas sector project completion in ModSpace's Western Canada operations prior to the acquisition date, however modular space units on rent have been stable for three sequential quarters. Pro-forma modular space rental rate increased 0.9% compared to the prior year quarter.
• The Modular Segments delivered Adjusted EBITDA of $64.6 million, up 100.6% compared to $32.2 million in the prior year quarter. Modular - US segment Adjusted EBITDA increased 100.0% to $58.4 million, and Modular - Other North America segment Adjusted EBITDA increased $3.2 million to $6.2 million from the prior year quarter. Consolidated Adjusted EBITDA increased 119.7% to $64.6 million, as compared to $29.4 million in the prior year quarter.
Capitalization and Liquidity Update
Capital expenditures for rental equipment from continuing operations increased $21.2 million, or 83.1%, to $46.7 million for the three months ended September 30, 2018, from $25.5 million for the three months ended September 30, 2017. Net capital expenditures for rental equipment also increased $18.3 million, or 97.3%, to $37.1 million for the three months ended September 30, 2018. For the nine months ended September 30, 2018, capital expenditures for rental equipment from continuing operations increased $35.7 million, or 47.1% to $111.5 million from $75.8 million for the nine months ended September 30, 2017. Net capital expenditures for rental equipment also increased $31.4 million, or 53.7% to $89.9 million for the nine months ended September 30, 2018. The increases for both periods were driven by increased spend for refurbishments, new fleet, and VAPS to drive modular space unit on rent and revenue growth, and maintenance of a larger fleet following our Acton, Tyson, and ModSpace acquisitions.
During the nine months ended September 30, 2018, our total long-term debt balance increased by $1,026.7 million to $1,651.6 million primarily related to debt raised to finance the ModSpace acquisition in the third quarter, and to a lesser extent, to fund the Tyson acquisition in the first quarter, continued capital investments in our fleet, and increased working capital.
To fund the ModSpace acquisition, in the third quarter we entered into or amended several agreements to fund the cash consideration paid in the acquisition on a permanent basis and to pay related fees and expenses. In effect, we:
• upsized our senior secured revolving credit facility (the "ABL Facility") to $1.425 billion (expandable to $1.8 billion through an accordion feature) and obtained the amendments required to finance the acquisition and to give effect to our greater scale thereafter.
• completed a $300.0 million private placement of 6.875% senior secured notes due 2023 (the "2023 Secured Notes").
• completed a $200.0 million private placement of senior unsecured notes due 2023 (the "Unsecured Notes").
• raised $147.2 million of gross proceeds from an underwritten common stock offering.
As of September 30, 2018, we had $552.9 million of availability under the ABL Facility.
On November 6, 2018, we entered into an interest rate swap transaction with a financial counterparty that effectively converts $400.0 million in aggregate notional amount of its variable-rate debt into fixed-rate debt. The fixed rate paid by us is 3.06% and the variable rate received resets monthly to a one-month LIBOR rate. The swap transaction, which matures on May 29, 2022, was consummated to mitigate the interest rate risk inherent in our floating-rate ABL Facility, which also matures on May 29, 2022, and not for trading or speculative purposes.
Exchange Offer For Certain Outstanding Warrants
On November 8, 2018, we announced that we have commenced an exchange offer relating to certain of our warrants outstanding in order to provide an opportunity for warrant holders to realize value and increased liquidity by transitioning on a cashless basis into shares of WillScot’s Class A common stock. The exchange offer is limited to the public and private warrants issued by our predecessor in 2015 in conjunction with our IPO, and excludes warrants issued to former ModSpace investors as part of the ModSpace acquisition. This release is not an offer to purchase or a solicitation of an offer to sell warrants or an offer to sell or a solicitation of an offer to buy any shares of common stock.

2018 Outlook
On October 1, 2018, management increased the Company's outlook for full year 2018, inclusive of the Acton, Tyson, and ModSpace acquisitions. This guidance is subject to the risks and uncertainties described in the "Forward-Looking Statements" below, and the updated guidance included:
• Total revenue between $740 million and $770 million
• Adjusted EBITDA between $210 million and $220 million
• Net rental capital expenditures after gross rental unit sales between $115 million and $135 million
Non-GAAP Financial Measures
This press release includes non-GAAP financial measures, including Adjusted EBITDA. WillScot believes that this non-GAAP measure is useful to investors because it (i) allows investors to compare performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance; (ii) is used by our board of directors and management to assess our performance; (iii) may, subject to the limitations described below, enable investors to compare the performance of WillScot to its competitors; and (iv) provides an additional tool for investors to use in evaluating ongoing operating results and trends. A metric similar to Adjusted EBITDA is also used to evaluate WillScot’s ability to service its debt. This non-GAAP measure should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Other companies may calculate Adjusted EBITDA and other non-GAAP financial measures differently, and therefore WillScot’s non-GAAP financial measures may not be directly comparable to similarly titled measures of other companies. For reconciliation of the non-GAAP measures used in this press release, see “Reconciliation of non-GAAP Financial Measures" included in this press release.
Conference Call Information
WillScot will host a conference call and webcast to discuss its third quarter results at 10 a.m. Eastern Time on Friday, November 9, 2018. The live call can be accessed by dialing (855) 312-9420 (US/Canada toll-free) or (210) 874-7774 (international) and asking to be connected to the WillScot call. A live webcast will also be accessible via the "Events & Presentations" section of the Company's investor relations website https://investors.willscot.com. Choose "Events" and select the information pertaining to the Q3 WSC Earnings Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software. For those unable to listen to the live broadcast, an audio webcast of the call will be available for 60 days on the Company’s investor relations website.
About WillScot Corporation
Headquartered in Baltimore, Maryland, WillScot is the public holding company for the Williams Scotsman family of companies. WillScot trades on the NASDAQ stock exchange under the ticker symbol "WSC," and is the specialty rental services market leader providing innovative modular space and portable storage solutions across North America. WillScot is the modular space supplier of choice for the construction, education, health care, government, retail, commercial, transportation, security and energy sectors. With over half a century of innovative history, organic growth and strategic acquisitions, WillScot serves a broad customer base from over 120 locations throughout the United States, Canada and Mexico, with a fleet of approximately 160,000 modular space and portable storage units.
Forward-Looking Statements
This news release contains forward-looking statements (including affirmation of earnings guidance) within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimates,” “expects,” “anticipates,” “believes,” “forecasts,” “plans,” “intends,” “may,” “will,” “should,” “shall” and variations of these words and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Although WillScot believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statement will materialize. Important factors that may affect actual results or outcomes include, among others, our ability to acquire and integrate new assets and operations (including the acquired ModSpace assets and operations); our ability to manage growth and execute our business plan; our estimates of the size of the markets for our products; the rate and degree of market acceptance of our products; the success of other competing modular space and portable storage solutions that exist or may become available; rising costs adversely affecting our profitability; potential litigation involving our Company; general economic and market conditions impacting demand for our products and services; implementation of tax reform; our ability to implement and maintain an effective system of internal controls; and such other risks and uncertainties described in the periodic reports we file with the SEC from time to time (including our Form 10-K for the year ending December 31, 2017), which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Any forward-looking statement speaks only at the date which it is made, and WillScot disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Additional Information and Where to Find It
Additional information about the transaction can be found on our investor relations website at http://investors.willscot.com.

WillScot Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share data)	2018	2017	2018	2017
Revenues:
Leasing and services revenue:
Modular leasing	$141,660	$75,320	$340,171	$217,261
Modular delivery and installation	46,777	24,627	104,440	66,580
Sales:
New units	20,920	9,609	33,584	24,491
Rental units	9,567	6,606	15,813	17,228
Total revenues	218,924	116,162	494,008	325,560
Costs:
Costs of leasing and services:
Modular leasing	39,215	21,252	93,506	61,694
Modular delivery and installation	42,390	23,932	98,038	64,404
Costs of sales:
New units	15,089	6,916	23,780	17,402
Rental units	5,750	3,784	9,328	10,067
Depreciation of rental equipment	35,534	19,009	82,849	53,203
Gross profit	80,946	41,269	186,507	118,790
Expenses:
Selling, general and administrative	71,897	36,097	164,845	100,510
Other depreciation and amortization	3,720	1,905	7,726	5,736
Restructuring costs	6,137	1,156	7,214	2,124
Currency (gains) losses, net	(425)	(4,270)	1,171	(12,769)
Other (income) expense, net	(594)	1,001	(5,013)	1,592
Operating income	211	5,380	10,564	21,597
Interest expense	43,447	30,106	67,321	84,674
Interest income	—	(3,659)	—	(9,752)
Loss from continuing operations before income tax	(43,236)	(21,067)	(56,757)	(53,325)
Income tax benefit	(6,507)	(7,632)	(13,572)	(17,770)
Loss from continuing operations	(36,729)	(13,435)	(43,185)	(35,555)
Income from discontinued operations, net of tax	—	5,078	—	11,123
Net loss	(36,729)	(8,357)	(43,185)	(24,432)
Net loss attributable to non-controlling interest, net of tax	(3,210)	—	(3,715)	—
Total loss attributable to WillScot	$(33,519)	$(8,357)	$(39,470)	$(24,432)

Net loss per share attributable to WillScot – basic and diluted
Continuing operations	$(0.37)	$(0.92)	$(0.48)	$(2.44)
Discontinued operations	$—	$0.35	$—	$0.76
Net loss per share	$(0.37)	$(0.57)	$(0.48)	$(1.68)

Weighted average shares:
Basic and diluted	90,726,920	14,545,833	82,165,909	14,545,833

Cash dividends declared per share	$—	$—	$—	$—

Unaudited Segment Operating Data
Three Months Ended September 30, 2018 and 2017

	Three Months Ended September 30, 2018
(in thousands, except for units on rent and rates)	Modular - US	Modular - Other North America	Total
Revenue	$197,625	$21,299	$218,924
Gross profit	$73,007	$7,939	$80,946
Adjusted EBITDA	$58,454	$6,164	$64,618
Capital expenditures for rental equipment	$43,007	$3,735	$46,742
Modular space units on rent (average during the period)	67,978	7,435	75,413
Average modular space utilization rate	73.8%	57.3%	71.8%
Average modular space monthly rental rate	$559	$587	$561
Portable storage units on rent (average during the period)	15,373	408	15,781
Average portable storage utilization rate	68.3%	56.4%	68.0%
Average portable storage monthly rental rate	$120	$101	$120

	Three Months Ended September 30, 2017
(in thousands, except for units on rent and rates)	Modular - US	Modular - Other North America	Corporate & Other	Total
Revenue	$103,678	$12,723	$(239)	$116,162
Gross profit	$37,766	$3,744	$(241)	$41,269
Adjusted EBITDA	$29,177	$2,961	$(2,753)	$29,385
Capital expenditures for rental equipment	$24,147	$1,361	$—	$25,508
Modular space units on rent (average during the period)	36,183	5,281	—	41,464
Average modular space utilization rate	74.7%	54.1%	—%	71.3%
Average modular space monthly rental rate	$542	$536	$—	$541
Portable storage units on rent (average during the period)	11,894	347	—	12,241
Average portable storage utilization rate	70.6%	51.9%	—%	69.8%
Average portable storage monthly rental rate	$117	$123	$—	$117

Nine Months Ended September 30, 2018 and 2017

	Nine Months Ended September 30, 2018
(in thousands, except for units on rent and rates)	Modular - US	Modular - Other North America	Total
Revenue	$444,525	$49,483	$494,008
Gross profit	$169,556	$16,951	$186,507
Adjusted EBITDA	$129,170	$12,856	$142,026
Capital expenditures for rental equipment	$104,462	$7,043	$111,505
Modular space units on rent (average during the period)	54,592	6,144	60,736
Average modular space utilization rate	71.9%	57.1%	70.1%
Average modular space monthly rental rate	$553	$568	$555
Portable storage units on rent (average during the period)	13,964	379	14,343
Average portable storage utilization rate	68.6%	56.5%	68.3%
Average portable storage monthly rental rate	$124	$111	$123

	Nine Months Ended September 30, 2017
(in thousands, except for units on rent and rates)	Modular - US	Modular - Other North America	Corporate & Other	Total
Revenue	$289,302	$36,792	$(534)	$325,560
Gross profit	$107,535	$11,779	$(524)	$118,790
Adjusted EBITDA	$79,189	$8,586	$(10,197)	$77,578
Capital expenditures for rental equipment	$72,105	$3,705	$—	$75,810
Modular space units on rent (average during the period)	35,679	5,010	—	40,689
Average modular space utilization rate	73.6%	51.1%	—%	69.8%
Average modular space monthly rental rate	$530	$532	$—	$530
Portable storage units on rent (average during the period)	12,238	352	—	12,590
Average portable storage utilization rate	72.2%	52.1%	—%	71.4%
Average portable storage monthly rental rate	$114	$117	$—	$114

WillScot Corporation
Condensed Consolidated Balance Sheets

(in thousands, except share data)	September 30, 2018 (unaudited)	December 31, 2017
Assets
Cash and cash equivalents	$9,771	$9,185
Trade receivables, net of allowances for doubtful accounts at September 30, 2018 and December 31, 2017 of $7,913 and $4,845, respectively	199,461	94,820
Inventories	21,348	10,082
Prepaid expenses and other current assets	20,075	13,696
Total current assets	250,655	127,783
Rental equipment, net	1,949,403	1,040,146
Property, plant and equipment, net	193,154	83,666
Goodwill	267,764	28,609
Intangible assets, net	132,519	126,259
Other non-current assets	4,200	4,279
Total long-term assets	2,547,040	1,282,959
Total assets	$2,797,695	$1,410,742
Liabilities and equity
Accounts payable	78,638	57,051
Accrued liabilities	79,721	48,912
Accrued interest	15,613	2,704
Deferred revenue and customer deposits	67,727	45,182
Current portion of long-term debt	1,915	1,881
Total current liabilities	243,614	155,730
Long-term debt	1,651,579	624,865
Deferred tax liabilities	146,086	120,865
Deferred revenue and customer deposits	6,673	5,377
Other non-current liabilities	19,034	19,355
Long-term liabilities	1,823,372	770,462
Total liabilities	2,066,986	926,192
Commitments and contingencies
Class A common stock: $0.0001 par, 400,000,000 shares authorized at September 30, 2018 and December 31, 2017; 100,303,003 and 84,644,744 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	10	8
Class B common stock: $0.0001 par, 100,000,000 shares authorized at September 30, 2018 and December 31, 2017; 8,024,419 shares issued and outstanding at both September 30, 2018 and December 31, 2017	1	1
Additional paid-in-capital	2,390,188	2,121,926
Accumulated other comprehensive loss	(52,119)	(49,497)
Accumulated deficit	(1,673,749)	(1,636,819)
Total shareholders' equity	664,331	435,619
Non-controlling interest	66,378	48,931
Total equity	730,709	484,550
Total liabilities and equity	$2,797,695	$1,410,742

Reconciliation of Non-GAAP Financial Measures

Net Income (Loss) to Adjusted EBITDA non-GAAP Reconciliations
We define EBITDA as net income (loss) plus interest (income) expense, income tax expense (benefit), depreciation and amortization. Our Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations:

• Currency (gains) losses, net: on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency. Substantially all such currency gains (losses) are unrealized and attributable to financings due to and from affiliated companies.
• Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
• Restructuring costs associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.
• Costs to integrate acquired companies, including outside professional fees, fleet relocation expenses, employee training costs, and other costs.
• Non-cash charges for stock compensation plans.
• Other expense includes consulting expenses related to certain one-time projects, financing costs not classified as interest expense and gains and losses on disposals of property, plant, and equipment.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing WSC’s results as reported under GAAP. Some of these limitations are:

• Adjusted EBITDA does not reflect changes in, or cash requirements, for our working capital needs;
• Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
• Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
• Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
• Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
• although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
• other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as measures of cash that will be available to meet our obligations.

The table below presents the unaudited reconciliation of net loss calculated in accordance with GAAP to Adjusted EBITDA. See “Non-GAAP Financial Measures” above for further information regarding the Company’s use of non-GAAP financial measures.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Net loss	$(36,729)	$(8,357)	$(43,185)	$(24,432)
Income from discontinued operations, net of tax	—	5,078	—	11,123
Loss from continuing operations	(36,729)	(13,435)	(43,185)	(35,555)
Income tax benefit	(6,507)	(7,632)	(13,572)	(17,770)
Loss from continuing operations before income tax	(43,236)	(21,067)	(56,757)	(53,325)
Interest expense, net (a)	43,447	26,447	67,321	74,922
Depreciation and amortization	39,254	20,914	90,575	58,939
Currency (gains) losses, net	(425)	(4,270)	1,171	(12,769)
Restructuring costs	6,137	1,156	7,214	2,124
Transaction costs	10,672	5,233	14,790	6,095
Integration costs	7,453	—	14,868	—
Stock compensation expense	1,050	—	2,225	—
Other expense	266	972	619	1,592
Adjusted EBITDA	$64,618	$29,385	$142,026	$77,578

(a) Interest expense for the three and nine months ended September 30, 2018 includes $20.5 million of bridge financing fees and commitment fees related to the ModSpace acquisition.

Net (Loss) Income to Adjusted EBITDA non-GAAP Reconciliations
The following tables present unaudited reconciliations of the Company’s loss from continuing operations before income tax to Adjusted EBITDA by segment for the three and six months ended June 30, 2018 and 2017, respectively:

	Three Months Ended September 30, 2018
(in thousands)	Modular - US	Modular - Other North America	Total
Loss from continuing operations before income taxes	$(44,519)	$1,283	$(43,236)
Interest expense, net	42,831	616	43,447
Depreciation and amortization	35,105	4,149	39,254
Currency gains, net	(112)	(313)	(425)
Restructuring costs	5,895	242	6,137
Integration costs	7,443	10	7,453
Stock compensation expense	1,050	—	1,050
Transaction costs	10,490	182	10,672
Other expense (income)	271	(5)	266
Adjusted EBITDA	$58,454	$6,164	$64,618

	Three Months Ended September 30, 2017
(in thousands)	Modular - US	Modular - Other North America	Corporate & Other	Total
Loss from continuing operations before income taxes	$(1,070)	$(1,684)	$(18,313)	$(21,067)
Interest expense, net	16,790	1,134	8,523	26,447
Depreciation and amortization	16,974	3,597	343	20,914
Currency gains, net	(3,834)	(104)	(332)	(4,270)
Restructuring costs	247	17	892	1,156
Transaction costs	69	—	5,164	5,233
Other expense (income)	1	1	970	972
Adjusted EBITDA	$29,177	$2,961	$(2,753)	$29,385

	Nine Months Ended September 30, 2018
(in thousands)	Modular - US	Modular - Other North America	Total
Loss from continuing operations before income taxes	$(55,360)	$(1,397)	$(56,757)
Interest expense, net	65,654	1,667	67,321
Depreciation and amortization	79,568	11,007	90,575
Currency losses, net	159	1,012	1,171
Restructuring costs	6,962	252	7,214
Integration costs	14,858	10	14,868
Stock compensation expense	2,225	—	2,225
Transaction costs	14,539	251	14,790
Other expense	565	54	619
Adjusted EBITDA	$129,170	$12,856	$142,026

	Nine Months Ended September 30, 2017
(in thousands)	Modular - US	Modular - Other North America	Corporate & Other	Total
Loss from continuing operations before income taxes	$(6,280)	$(4,142)	$(42,903)	$(53,325)
Interest expense, net	48,302	3,350	23,270	74,922
Depreciation and amortization	47,967	9,928	1,044	58,939
Currency gains, net	(11,233)	(585)	(951)	(12,769)
Restructuring costs	247	17	1,860	2,124
Transaction costs	115	—	5,980	6,095
Other expense (income)	71	18	1,503	1,592
Adjusted EBITDA	$79,189	$8,586	$(10,197)	$77,578

(a) The Company does not allocate expenses on a segment level. As such, we have included tax income benefit in Corporate and other for the purpose of this reconciliation.
(b) For the purpose of this reconciliation, the Company has included income related to discontinued operations in Corporate and other as it all pertained to the Remote Accommodations segment which was discontinued as of November 29, 2017.

Net Capital Expenditures for Rental Equipment non-GAAP Reconciliation
The following table provides an unaudited reconciliation of purchase of rental equipment to Net Capital Expenditures for Rental Equipment:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Total purchase of rental equipment and refurbishments	$(46,742)	$(28,053)	$(111,505)	$(82,276)
Total purchases of rental equipment from discontinued operations	—	(2,545)	—	(6,466)
Total purchases of rental equipment from continuing operations	(46,742)	(25,508)	(111,505)	(75,810)
Total proceeds from sale of rental equipment	9,560	8,128	21,593	18,750
Total proceeds from sale of rental equipment from discontinued operations	—	(1,522)	—	(1,522)
Total proceeds from sale of rental equipment from continuing operations	9,560	6,606	21,593	17,228
Net Capital Expenditures for Rental Equipment	$(37,182)	$(18,902)	$(89,912)	$(58,582)

Contact Information

Investor Inquiries:
Mark Barbalato
investors@willscot.com

Media Inquiries:
Scott Junk
scott.junk@willscot.com